Amendment No. 1

To

Asset Purchase and Sale Agreement

This AMENDMENT NO. 1 TO ASSET PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered to as of this 8th day of February, 2008 and reinstates and amends in certain respects that certain ASSET PURCHASE AND SALE AGREEMENT (the “Original Agreement” and as amended by this AMENDMENT, the “Agreement”) made and entered into as of October 8, 2007 (the “Effective Date”) by and among PACIFIC THEATRES EXHIBITION CORP., a California corporation (“Pacific”), CONSOLIDATED AMUSEMENT THEATRES, INC., a Hawaii corporation (“Consolidated” and, collectively with Pacific, “Seller”), MICHAEL FORMAN and CHRISTOPHER FORMAN (collectively, the “Formans”), on the one hand, and CONSOLIDATED AMUSEMENT THEATRES, INC, a Nevada corporation (“Buyer”), and READING INTERNATIONAL, INC., a Nevada corporation (“RDI”), on the other hand, with reference to the following facts:

A.	WHEREAS, certain matters have arisen since the Effective Date which the parties wish to address, and

B.	WHEREAS, the parties desire, notwithstanding these developments, to proceed with the transaction as set forth in the Original Agreement as modified by this Amendment,

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.           The parties hereby reinstate and adopt the Original Agreement and agree that  except as amended by this Amendment, the terms of the Original Agreement will continue in full force and effect without modification.  Unless otherwise specifically defined in this Amendment, all terms used herein will have the same meaning as set forth in the Original Agreement.  However, the term “Notes” as used in the Original Agreement is amended at each place where such term is used and replaced with the term “Note”, and all other grammatical changes required to reflect the fact that the term has been changed from the plural “Notes” to the singular “Note” will be deemed made as appropriate.

2.           The first paragraph of Section 2.1 of the Original Agreement is deleted and replaced with the following:

“2.1           Purchase Price.  The purchase price for the Purchased Assets shall be Thirty-Two Million Dollars ($32,000,000), which shall be subject to adjustment and reimbursement as hereinafter provided (the “Purchase Price”).  The Purchase Price shall be payable as follows:”

3.           The third sentence of Section 2.1.1 of the Original Agreement is hereby amended to read in its entirety as follows:

“(a) The Deposit, along with the Interest Factor, shall be either (i) returned to RDI at the Closing or (ii) returned to RDI, within five (5) Business Days after termination of this Agreement, if this Agreement is terminated prior to the Closing as provided herein.”

4.           Section 2.1.2 of the Original Agreement is deleted and replaced with the following:

“2.1.2                      Purchase Price.  Buyer shall pay to Seller, at the Closing, the entire Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller.  Seller shall designate the account or accounts not less than two (2) Business Days prior to the Closing Date.”

5.           Section 2.5 of the Original Agreement is deleted and replaced with the following:

“2.5           Payment of Adjustments to and Reimbursements of the Purchase Price.  If, pursuant to Sections 2.2 or 2.3, it is determined after the Closing Date that Buyer shall be obligated to pay any amounts to Seller, then Buyer shall make such payments in full to Seller within ten (10) days after such amount is finally determined to be due.  Conversely, if, pursuant to Sections 2.2 or 2.3, it is determined after the Closing Date that Seller shall be obligated to pay any amounts to Buyer, then such amounts shall be credited against the obligations of “RCH, Inc.” (as defined in Section 5.6.1) to Seller under the “Note” (as defined in Section 5.6.1), such credit to be applied, effective as though applied from the Closing Date, first against principal and then against accrued interest.

6.           Schedule 2.7 to the Original Agreement is deleted and replaced with the Schedule 2.7 attached to this Amendment.

7.           Each party hereby irrevocably waives the condition precedent to such party’s obligation to close the transactions contemplated by the Agreement that the parties receive the consent to the assignment by Seller to Buyer of Seller’s interest under the Pearlridge West 16 Lease from the master landlord under such Lease (the “Pearlridge Master Landlord”).   Buyer’s waiver of the foregoing is based upon Seller’s representation to Buyer that Pearlridge Master Landlord has orally stated to Seller that the consent of the Pearlridge Master Landlord is not required in connection with such assignment.

8.           Section 5.6 of the Original Agreement is deleted and replaced with the following:

“5.6           Loan to Reading Consolidated Holdings, Inc.

“5.6.1                      Concurrently with the Closing, and subject to the satisfaction or waiver of all other conditions precedent set forth in this Article 5, Seller (or an Affiliate or Affiliates of Seller) (the “Lender”) shall have made a loan to Reading Consolidated Holdings, Inc., a Nevada corporation (“RCH, Inc.”), the parent company of Consolidated Amusement Holdings, Inc., a Nevada corporation (“CAH, Inc”), which is the parent company of Buyer, in the principal amount of Twenty-One Million Dollars ($21,000,000) (the “RCH Loan”).   The original principal amount of the Loan shall be subject to reduction pursuant to Section 2.5, above.   The RCH Loan shall be evidenced by a Promissory Note in substantially the form of Exhibit C-1 (the “RCH Note”), attached hereto.

“5.6.2                      The RCH Note will be secured by a pledge of the stock of all of the issued and outstanding shares of capital stock of CAH, Inc. (determined on a fully diluted and converted basis) pursuant to a Stock Pledge Agreement in the form of Exhibit K attached hereto (the “Pledge and Security Agreement”).   RCH, Inc. will own  all of the issued and outstanding shares of capital stock of CAH, Inc. (determined on a fully diluted and converted basis) and CAH, Inc. will own all of the issued and outstanding shares of capital stock of Buyer (determined on a fully diluted and converted basis).    RCH, Inc. will agree in the Pledge Agreement (i) not to permit CAH, Inc. to incur any material indebtedness (other guarantees of the obligations of Buyer) or material liabilities (including liabilities for general and administrative obligations), and to cause CAH, Inc. to do no business other than the holding of the securities of Buyer and the guarantee of the obligations of Buyer, and (ii) not to permit Buyer to make any payments or reimbursements to RDI or any of its affiliates other than as provided in the Management Agreement attached as Exhibit 5.6.2 hereto (provided that it is understood that the obligation of the Manager under the Management Agreement may be assigned to any affiliate of RDI).”

9.           Section 10.2 of the Original Agreement is hereby deleted and shall of no further force or effect.    For purposes of clarity, the condition precedent set

forth in Section 5.7 of the Original Agreement shall remain in full force and effect without modification; provided, however that the parties acknowledge and agree that the terms of General Electric Capital Corporation’s original lending commitment are currently being renegotiated,  that the financing condition set forth in Section 5.7 of the Original Agreement is to apply to the funding of such financing on such terms, if any, as may ultimately renegotiated between Buyer and its lender.  As a point of clarification, if Buyer and its lender should ultimately fail to reach agreement as to the revised terms or if Buyer’s lender should for any other reason fail to fund, then the financing condition set forth in Section 5.7 of the Original Agreement shall be deemed not to have been satisfied.

 10.           A new Section 7.15 is hereby added to the Original Agreement as follows:

“7.15                      Sublease of Retail Portions of the Kapolei Property.  At and simultaneously with the Closing, Buyer (as sublandlord) and Seller (as subtenant) will enter into a sublease in substantially the form of Exhibit L attached hereto (the “Kapolei Retail Area Sublease”) of those portions of the Kapolei 16 Property occupied by the retail leases set forth on Exhibit A-2 of the Original Agreement (the “Kapolei Retail Leases”), and Buyer will assign to Seller the Kapolei Retail Leases.  The parties acknowledge and agree that, for purpose of the Kapolei Retail Area Sublease, the net cash flow for the Kapolei Retail Leases for the 12 months ended June 30, 2007 was $228,732.”

11.           Section 9.1 of the Original Agreement is hereby deleted and replaced with the following:

“9.1           Closing Date.  Subject to the satisfaction (or waiver by Buyer or Seller as provided therein) of the conditions precedent in Articles 5 and 6 hereof, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) at the offices of Weissmann Wolff Bergman Coleman Grodin & Evall, LLP, 9665 Wilshire Boulevard, Ninth Floor, Beverly Hills, California 90212.  The Closing shall occur on Friday, February 15, 2008 (the “Scheduled Closing Date”).  The date of the Closing is sometimes referred to herein as the “Closing Date.”  The Closing shall be effective as of 8:00 a.m. (local time) on the Closing Date.”

12.           New Sections 9.2.10, 9.2.11 and 9.2.12 are hereby added to the Original Agreement as follows:

“9.2.10 RCH Note and Pledge Agreement. The RCH Note and the Pledge Agreement, each duly executed by RCH, Inc.

“9.2.11 Kahala Management Agreement. Duly executed counterparts of the Kahala Management Agreement by and between

Buyer and Seller with respect to the Theater operated at the premises covered by the “Kahala 8 Lease” (as defined in Exhibit A-1) in substantially the form of Exhibit M attached hereto.

“9.2.12 Kapolei Retail Area Sublease. Duly executed counterparts of the Kapolei Retail Area Sublease.”

13.           The Original Agreement is hereby amended to provide that although the Theater operated pursuant to the Kahala 8 Lease shall remain a “Theater” for all purposes under the Agreement, Seller shall not assign its rights as tenant under the Kahala 8 Lease to Buyer and, in lieu thereof, the parties shall enter into the Kahala Management Agreement at the Closing.  Accordingly, obtaining the consent of the landlord under the Kahala 8 Lease to the assignment of the Kahala 8 Lease from Seller to Buyer shall not be a condition precedent to any party’s obligation to consummate the transactions contemplated by the Agreement. However, Seller acknowledges and agrees that Buyer is making no representation or warranty as to the effectiveness of that management agreement under the Kahala 8 Lease or that the management agreement is permitted under the Kahala 8 Lease.   Seller shall indemnify, hold harmless and defend Buyer against any and all claims, loss or liability resulting from any assertion by the landlord under the Kahala 8 Lease that the management agreement is not effective and/or that it is not permitted under the Kahala 8 Lease to the extent provided in the Kahala Management Agreement. Without limiting the generality of the foregoing, and notwithstanding that the Kahala 8 Lease shall not be assigned by Seller to Buyer at Closing, the Purchased Assets shall continue to include all furniture, fixtures, equipment and inventory located at the Theater operated under the Kahala 8 Lease.

14.           Buyer agrees to change its name to Consolidated Entertainment, Inc. within ten (10) days following the Closing Date.

15.           Exhibit B to the Original Agreement is hereby replaced in its entirety by Exhibit B to this Amendment.  Schedule 3.1.3 to the Original Agreement is hereby replaced in its entirety by Schedule 3.1.3 to this Amendment.  Exhibits C-1 and C-2 to the Original Agreement are hereby deleted and replaced by Exhibit C-1 to this Amendment.

16.           Section 7.7 of the Original Agreement is hereby amended to provide that Buyer shall honor and redeem all Coupons and Passes presented at the Theaters for a period of two (2) years after the Closing Date, in lieu of the one (1) year period set forth in the Purchase Agreement.

17.           Seller agrees to leave for Buyer the following amount of cash at each Theater on the Closing Date: (i) Seller shall leave for Buyer the sum of $2,000 at each of the following Theaters: Kaahumanu and Kukui; (ii) Seller shall leave for Buyer the sum of  $4,000 at each of the following Theaters: Town Square, Grossmont, Carmel

Mountain, Gaslamp, Pearlridge, Kahala, Kapolei, Koko Marina, and Koolau; and (ii) Seller shall leave for Buyer the sum of $10,000 at each of the following Theaters: Valley Plaza, Mililani, Ward, and Rohnert Park.  Seller shall be entitled to an increase in the Purchase Price payable at the Closing equal to the amount of such cash.

18.           Buyer has agreed to assume the union contracts set forth as Exhibit 18 to this Amendment.  Notwithstanding such assumption, it is acknowledged and agreed that Buyer is not assuming any responsibility for any liabilities or obligations that may have accrued under either such contract or any predecessor contract or agreement with such unions prior to the Closing.   For example, in the event of any present or future underfunding of any benefit or retirement plan, program or fund, Buyer’s obligation shall be calculated only by reference to the hours worked by employees subsequent to the Closing Date, and Seller shall be responsible for any balance of any liability, if applicable, with respect to any such underfunding.  The parties agree that the union contracts listed set forth on Exhibit 18 shall be deemed Material Contracts for purposes of Section 3.7.

19.           Concurrently with the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, the 2004 Ford E350 (Econoline 350) Van (VIN # 1FTNE24L13HC03895) (the “Van”) for a purchase price of $8,000.00.  The purchase price for the Van shall be paid by Buyer to Seller by wire transfer of immediately available funds at Closing.  The  Van is sold on an “as is” basis, without any representations or warranties of any kind.   Buyer shall be solely responsible for any taxes or assessments which may arise from the transfer of the Van, including from submission to the Hawaii Department of Motor Vehicles of an application for change of title to the Van.

20.           Buyer hereby agrees that, if the landlord under the Gaslamp 15 Lease (as defined in Exhibit A-1) conditions its consent to the assignment of such lease to Buyer’s Affiliate (the “Gaslamp Assignee”) on the Gaslamp Assignee’s agreement to make monthly or quarterly impound payments of the Gaslamp Assignee’s share of real property taxes and/or insurance costs, Buyer and the Gaslamp Assignee shall consent to make such payments as so requested by such landlord.    The parties agree that notwithstanding the provisions of the agreement to which the Gaslamp Assignee and Seller are parties evidencing the assignment and assumption of the Gaslamp 15 Lease, that the Gaslamp Assignee shall have no responsibility for any obligation of the tenant under the Gaslamp 15 Lease to the extent arising prior to the Closing Date, that Seller shall continue to have responsibility for all tenant obligations under the Gaslamp 15 Lease to the extent arising prior to the Closing Date, and that Seller will indemnify Buyer against any liability for any such obligation, such indemnity to be without setoff, deductible or any time limitation other than the applicable statute of limitations.

21.           Intentionally omitted.

22.           Buyer hereby represents and warrants that its credit agreement with its lender includes the following provision:

“Assignment of Representations, Warranties, Covenants, Indemnities and Rights. Agent shall have received a duly executed copy of an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in respect of Borrower's and Reading’s rights under the Acquisition Agreement, which assignment shall be expressly permitted under the Acquisition Agreement or shall have been consented to by the Sellers and other parties to the Acquisition Agreement in writing.”

The Selling Parties agree to execute and deliver to Buyer at Closing duly executed counterparts of such consent in substantially the form of Exhibit 22 to this Amendment.

23.           At Buyer’s request, after the Closing Seller shall deliver to Buyer, with respect to each employee of Seller at the Theaters to whom Buyer has offered employment, (i) the following information: such employee’s name, address, social security number, job location, pay rate, and whether they have been classified by Seller as an exempt or non-exempt employee for the purpose of determining whether such employee is entitled to overtime pay, and (ii) a copy of such employee’s most recent performance assessment.  As a material inducement to Seller to make such disclosures to Buyer, Buyer hereby (a) all such disclosures are made for informational purposes only and without any representation, warranty or opinion as to any matter (including as to the classification of any employee as an exempt or non-exempt employee or as to any information contained in any such performance assessment), and (b) Buyer agrees to indemnify, hold harmless and defend Seller (its successors and assigns) from and against any matter arising from or in connection with the provision of such information to Buyer.  Buyer’s indemnification obligations under this Section 23 shall not be subject to any minimum threshold, offset or deductible or to any time limitation other than the applicable statute of limitations.

24.           Seller commits to make, or agrees to cause one or more of its Affiliates to make, an additional loan to RDI of up to One Million Five Hundred Thousand Dollars ($1,500,000), or such lesser amount as may be requested by RDI, on or before July 31, 2008, provided that RDI delivers written notice of the amount of such loan to Seller not later than June 30, 2008, and Seller commits to make, or agrees to cause one or more of its Affiliates to make, an additional loan to RDI of up to One Million Five Hundred Thousand Dollars ($1,500,000), or such lesser amount as may be requested by RDI, on or before July 31, 2009, provided that RDI delivers written notice of the amount of such loan to Seller not later than June 30, 2009.  The parties also agree as follows with respect to any loans made to RDI pursuant to this Section 24:  (a) such loans shall accrue interest at the rate of 8.50% per annum, compounded annually; (b) all accrued interest and the entire principal balance of such loans shall be all due and payable on the date which is three (3) years after the Closing Date; and (c) such loans shall be evidenced by one or more promissory notes otherwise substantially in the form of Promissory Note attached as Exhibit C-1 to the Original Agreement (and not in the form attached as Exhibit C-1 to this Agreement).

25.           Seller agrees, following the closing, to maintain the current utilities serving the Theatres until February 29, 2008 in the name of Seller.   Buyer agrees promptly to reimburse to Seller the cost of such utilities against receipt of appropriate documentation.

This Amendment may be executed in two or more counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITHNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

PACIFIC THEATRES EXHIBITION CORP., a California corporation By: /s/ James D. Vandever Name: James Vandever Its: V. P.
CONSOLIDATED AMUSEMENT THEATRES, INC., a Hawaii corporation By: /s/ James D. Vandever Name: James Vandever Its: V.P.
CONSOLIDATED AMUSEMENT THEATRES, INC., a Nevada corporation By: /s/ Andrzej Matyczynski Name: Andrzej Matyczynski Its: CFO
/s/ Michael R. Forman MICHAEL FORMAN
/s/ Christopher S. Forman CHRISTOPHER FORMAN
READING INTERNATIONAL, INC., a Nevada corporation By: /s/ Andrzej Matyczynski Name: Andrzej Matyczynski Title: CFO